Exh. 10-b
                             SEPARATION AGREEMENT

	This Agreement is made as of the 18th day of August, 2006 by and between Headliners Entertainment Group, Inc., a Delaware corporation having its principal place of business in Montclair, New Jersey, ("HLEG") and Eduardo Rodriguez, an individual residing in the State of New Jersey ("Rodriguez").

    WHEREAS Rodriguez and HLEG entered into an Employment Agreement dated March 7, 2006 (the "Employment Agreement"); and

    WHEREAS, Rodriguez and HLEG have determined that it is in their mutual best interests that the employment relationship between Rodriguez and HLEG be terminated;

    NOW THEREFORE, in consideration of the premises and mutual promises herein contained, the parties agree as follows:

     1. Termination of Employment and Resignation. The Employment Agreement and Rodriguez's employment with HLEG shall terminate effective on September 1, 2006 (the "Termination Date"). Upon execution of this Agreement, Rodriguez shall submit letters of resignation, effective on the Termination Date, resigning from the Board of Directors and as Chief Executive Officer and Chief Financial Officer of HLEG.

     2. Consideration.

        a. In lieu of all salary, severance payments, benefit entitlements and amounts now owing or that would have been owed in the future under the terms of the Employment Agreement or for any reason whatsoever (except as specified herein), HLEG agrees to pay $75,000 to Rodriguez. $25,000 will be payable on the Termination Date, and the remainder in equal monthly installments on the first of each of the next twelvemonths. HLEG also agrees to continue at HLEG's expense existing health and any disability or life insurance coverage for Rodriguez for a period of one year from the Termination Date, subject to HLEG's right to make changes in insurance coverage applicable to all executives.

        b. HLEG agrees that on the Termination Date it will transfer to Rodriguez title to and possession of that collection of video tapes known as the "Rascals Library," containing approximately 200 hours of live recordings of comedy shows.

        c. HLEG hereby assigns to Rodriguez, as of the Termination Date, all right and interest it may have in the automobile provided for his use by HLEG's subsidiary.

     3.      Preferred Stock.

        a. Rodriguez agrees to sell to Michael Margolies ("Margolies") all of the Series B Preferred Stock that Rodriguez owns for its par value (the "Series B Stock"). The sale of the Series
             B Stock shall take place upon the Termination Date. Rodriguez shall deliver to Margolies certificates representing all of the Series B Stock, duly endorsed for transfer or accompanied by a duly executed stock power. Margolies shall tender payment by personal check in the amount of Ten Dollars ($10.00).

        b. Rodriguez represents to Margolies as follows: (i) that the Series B Stock constitutes all of the issued and outstanding shares of Series B Preferred Stock of the Company and that such shares were validly issued and fully paid and are nonassessable; (ii) that he owns the Series B Stock beneficially and of record, and such shares are subject to no claims, liens, pledges, security interests, encumbrances, rights of first refusal, trusts, restrictions, adverse claims, preferential arrangements or restrictions of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or any other rights of others of any kind or nature, except for restrictions imposed by federal and state securities laws; (iii) that the delivery of the stock certificates for the Series B Stock to Margolies as contemplated herein will vest good title to such Stock in Margolies; and (iv) that he has the legal power and authority to transfer the Series B Stock in the manner and for the purpose set forth herein and will defend his title against the claims of all persons whomsoever.

     4.      Releases.

        a.   Releases by HLEG

             i. In consideration of the terms of this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, HLEG, on behalf of itself and its subsidiaries, and its and their successors and assigns, hereby releases and forever discharges Rodriguez from: (A) all claims, actions, causes of action, suits, proceedings and demands of whatsoever nature, character and kind ("Claims") which HLEG has had, now has or hereafter can, shall or may have against Rodriguez as of the date hereof (the "Release Date"); (B) all liabilities, contingent or otherwise, dues, debts, sums of money and accounts of whatsoever nature, character or kind which were, are now or hereafter can, shall or may be owing by Rodriguez to HLEG as of the Release Date; and (C) all undertakings, covenants and obligations of whatsoever nature, character or kind, which have been agreed to, made or assumed by Rodriguez as of the Release Date in favor of HLEG arising in connection with or as a result of Rodriguez having been an employee, officer, or director of HLEG.

             ii. This release does not apply to any rights or claims which may arise under the section headed "Rodriguez's Representations, Acknowledgments and Covenants" in this Agreement. This release also does not apply to any rights which may arise in connection with actions or conduct of Rodriguez in which he may have engaged outside the scope of his employment by HLEG.

             iii. Indemnification.  HLEG agrees to indemnify, defend and hold harmless Rodriguez and his heirs and legal representatives, to the full extent of Delaware law, from any and all all losses, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual Claims, including claims for taxes incurred by HLEG, which may be bought against him in his personal capacity by any governmental authority or other third party at any time after the date hereof related to his role as a director, officer, or employee of HLEG. Rodriguez will provide to HLEG written notice of any such Claims, but the failure to so notify shall not relieve HLEG from any liability that it may have hereunder, except to the extent that such failure would materially prejudice HLEG.

        b. Releases by Rodriguez. In consideration of the terms of this Agreement, and other good and valuable consideration (the sufficiency of which is hereby acknowledged), Rodriguez, on behalf of himself, his heirs, executors, administrators and assigns, hereby releases, remises and forever discharges HLEG, its employees, officers, directors, agents, representatives, parents, subsidiaries, affiliates and its successors and assigns (the "Releasees") from:

             A. all Claims which Rodriguez has had, now has or hereafter can, shall or may have against the Releasees as of the Release Date arising from the employment of Rodriguez by the Releasees or the termination of such employment, whether such claims arise pursuant to statute or at common law, including without limitation any claims Rodriguez has or could have under the any state or federal law or regulation;

             B. all liabilities, contingent or otherwise, dues, debts, sums of money and accounts of whatsoever nature, character or kind which were, are now or hereafter can, shall or may be owing by the Releasees, or any one of them, to Rodriguez as of the Release Date, except that the Releasees are not released from their liabilities and obligations as set forth in this Agreement.

        c. Future litigation. In the event that HLEG becomes engaged in any legal dispute with any governmental authority or other third party (whether formally commenced or otherwise), the issues of which Rodriguez may be familiar with, Rodriguez agrees to fully cooperate with and assist HLEG, at HLEG's request, in addressing and dealing with the matter, provided HLEG agrees to reimburse Rodriguez for all reasonable, prior-approved costs incurred by him in order to comply with this section.

     5. Rodriguez's Representations, Acknowledgments and Covenants. Without limiting any obligations imposed on Rodriguez by New Jersey law by virtue of his service to HLEG prior to the Termination Date as an employee, officer and director, Rodriguez represents, acknowledges, and agrees as follows:

        a. Covenant to Maintain Confidentiality. Rodriguez shall not, use, disclose, or permit any person or entity to obtain or disclose any Confidential Information (as hereinafter defined) for any purpose or under any circumstances other than in the course of performing his obligations under the terms of this Agreement and for his own personal use in connection with preparation of tax returns, financial planning and like uses. The term "Confidential Information" includes, without limitation, any and all of the following concerning HLEG to which the general public does not have access: records, financial and other; business plans; policies; software, source codes, formulas, facility information and ideas for development of facilities or for new facilities; technical information, methodologies, techniques and know how; marketing data, studies or plans; customer or distributor lists, sources of supply, contracts or information concerning agency, employee, consulting or other contracted services, distribution, licensing, commission, royalty or other agreements or arrangements; leases, loan or investor agreements and contracts and agreements of all kinds and other information constituting trade secrets or proprietary information. Rodriguez's obligations under this section shall not apply with respect to any information which is or becomes known to the recipient thereof without any breach of this Agreement by Rodriguez, or which was permitted to be disclosed by the party from whom it was obtained, or to the extent required by an order of the Court, in which case Rodriguez shall promptly notify HLEG.

        b. Non-Competition. Rodriguez shall not, without the prior written consent of HLEG, for a period of five (5) years following the Termination Date, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, consultant, shareholder or in any manner whatsoever own, operate or be involved or engaged in any capacity in the ownership or operation of a comedy club, dance hall or restaurant within thirty (30) miles of any such facility owned or operated by HLEG on the date of this Agreement or hereafter. In addition, for a period of one (1) year following the Termination Date, neither Rodriguez nor any entity with which Rodriguez is associated shall employ, solicit the employment of, or offer employment to any individual who was an employee of HLEG or any subsidiary of HLEG at any time during the six months preceding the Termination Date.

        c. Rodriguez acknowledges that the covenants contained in this section are reasonable in scope, area and duration and are necessary in furtherance of the legitimate interests of HLEG. Rodriguez further acknowledges and agrees that he has received adequate consideration for such covenants and that he will be able to earn a living in his areas of professional experience and expertise while conforming to the restrictions set forth herein. Rodriguez specifically acknowledges that he has received legal advice in respect of these covenants and that he does not intend to argue, and will not argue, in any future proceeding or situation that the covenants are in any way unconscionable or unenforceable. Rodriguez further covenants and agrees that any breach of the covenants contained in this section herein will result in irreparable damage to HLEG and may not be compensable in damages. Accordingly, without limiting the type or scope of damages to which HLEG may be entitled, Rodriguez agrees that HLEG shall be entitled to seek equitable remedies, including immediate injunctive relief, without the necessity of proving irreparable harm or the inadequacy of money damages.

     6. Communication. Neither HLEG nor Rodriguez will make any verbal or written announcement regarding Rodriguez's resignation without the consent of the other party, such consent not to be unreasonably withheld or delayed. All announcements shall be consistent with this Agreement, and each party shall promptly forward to the other a copy of any written announcement. Notwithstanding the foregoing, Rodriguez's consent shall not be required with respect to any public statement or filing which HLEG is required to make under federal securities laws.

     7. Continued Employment of Certain Persons. HLEG agrees that it will continue to employ Mr. Gerry Pontones and Mr. Luke McKee for a period of at least two months following the Termination Date; provided, however, HLEG reserves the right to terminate the employment of either or both individuals at any time, for any reason or without a reason, so long as HLEG continues the terminated employee's salary and benefits until the end of the two-month period.

     8.      Miscellaneous.

        a. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

        b. Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns provided, however, neither party may assign any rights, nor secure the assumption of any obligations hereunder, to any third party without the prior written consent of the other party to this Agreement.

        c.   Notices.   All notices and other communications under this
             Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

             i. If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

             ii. If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (i) above, when transmitted and receipt is confirmed by the fax machine; or

             iii. If otherwise actually personally delivered, when
                  delivered.

             All notices and other communications under this Agreement shall be sent or delivered as follows:

             If to HLEG to:

             Michael Margolies
             Headliners Entertainment Group, Inc.
             14 Garrison Inn Lane
             Garrison, New York 10524
             Facsimile:  845-424-4003

             If to Rodriguez to:

             Eduardo Rodriguez
             Rascals Montclair, Inc.
             501 Bloomfield Avenue
             Montclair, NJ 07042
             Facsimile: 973-233-1299

             Each Party may change its address by written notice in accordance with this Section.

        d. Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to Rodriguez's employment by HLEG and the termination of such employment, and supersedes all prior agreements, representations, and promises by any party or between Rodriguez and HLEG related thereto, including without limitation the Employment Agreement.

        e. Legal and Professional Advice: The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Rodriguez specifically acknowledges that he has had full opportunity to receive and consider such legal and professional advice as he may have required in order to fully understand the terms and conditions of this Agreement and its immediate and future effect. Rodriguez voluntarily enters into this Agreement having been fully and fairly informed by his own advisors as to the full force and effect of all of the terms and conditions herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.


Headliners Entertainment Group, Inc.

By:  /s/ Michael Margolies
     Michael Margolies, Secretary

     /s/ Eduardo Rodriguez
     Eduardo Rodriguez


Michael Margolies executes this Agreement to evidence his agreement to purchase the Series B Stock in accordance with the provisions of Section 3 hereof.

/s/ Michael Margolies
Michael Margolies